UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement.

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials.

[ ]	Soliciting Material Pursuant to §240.14a-12

TEMPLETON CHINA WORLD FUND

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee paid previously with preliminary materials.

[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

TEMPLETON CHINA WORLD FUND CALL CENTER INBOUND LINE MESSAGING

INBOUND – OFFICES CLOSED RECORDING

Thank you for calling the Templeton China World Fund proxy voting line. Our offices are currently closed. Please call us back during our normal business hours, which are, Monday through Friday, 10:00 a.m. to 11:00 p.m. Eastern time. Thank you and have a nice day.

INBOUND – CALL IN QUEUE MESSAGE

Thank you for calling the Templeton China World Fund proxy voting line. Your call is very important to us. One of our proxy specialists will be with you shortly. Please remain on the line and your call will be answered in the order in which it was received.

INBOUND – END OF CAMPAIGN MESSAGE*

Thank you for calling the Templeton China World Fund proxy voting line. The Special Meeting of Shareholders scheduled for October 14, 2024 has concluded. As a result, this toll-free number is no longer in service for proxy related calls. If you have questions about your investment with Templeton China World Fund, please contact your Financial Advisor or contact Templeton China World Fund at 1-800-632-2301.. Thank you.

*	Please note that the End of Campaign message will not be activateduntil MSFS has provided instructions to do so.

FOR MSFS and DA PURPOSES ONLY	Updated: 8/16/2024

TEMPLETON CHINA WORLD FUND CALL CENTER OUTBOUND CALLING SCRIPT

Hello, my name is (CSR FULL NAME).

May I please speak with (SHAREHOLDER’S FULL NAME)?

(Repeat the greeting if necessary)

I am calling on a recorded line regarding your current investment in the <<INSERT FUND NAME>>. Materials were sent to you for the upcoming Special Meeting of Shareholders scheduled to take place on October 14, 2024. At this time we have not yet received your vote. The Board of Trustees is recommending a vote IN FAVOR of the proposals. Would you like to vote along with their recommendation?

(Pause for shareholder’s response)

If YES or a positive response from the shareholder:

If we identify any additional accounts you own prior to this meeting, would you like to vote those accounts in the same manner as you have voted with me today?

(Pause for shareholder’s response)

(Proceed to confirming the vote with the shareholder)

If NO, a negative response from the shareholder, or a shareholder has not received the information:

Shareholders are being asked to approve an Agreement and Plan of Reorganization providing for the reorganization of Templeton China World Fund with and into Templeton Developing Markets Trust.

If the China World Fund shareholders vote to approve the Plan, you will receive Class A, Class C, Class R6 and/or Advisor Class shares of the Developing Markets Trust of equivalent aggregate net asset value to your investment in the corresponding class of shares of the China World Fund.  The China World Fund will then be liquidated and dissolved.

The China World Fund and the Developing Markets Trust have identical investment goals and generally similar principal investment strategies and risks, although there are some differences which are discussed in more detail below.  The China World Fund and the Developing Markets Trust have the same investment goal of long-term capital appreciation. The most significant difference between the Funds is that the China World Fund invests at least 80% of its net assets in equity securities of “China Companies” (i.e., companies located or operating in the People’s Republic of China, Hong Kong or Taiwan).  The Developing Markets Trust invests in at least 80% of its net assets in equity securities of companies located or operating in developing market countries but may from time to time have significant investments in China or South Korea.

The Board, including the Independent Trustees, has determined that participation in the transaction is in the best interests of the China World Fund.  The Board also concluded that no dilution in value would result to the shareholders of the China World Fund as a result of the transaction.

The Board of Trustees is recommending a vote FOR the Plan.

Would you like to vote along with their recommendation?

(Pause for shareholder’s response and answer questions they might have)

If a shareholder still chooses not to vote:

I understand you do not wish to vote at this time. Thank you and have a good day.

Shareholder Not Available:

We can be reached toll-free at 1-888-904-4574, Monday through Friday between the hours of 10:00AM and 11:00PM Eastern time. Your time today is appreciated. Thank you and have a good day.

FOR MSFS and DA PURPOSES ONLY	Page 1 of 2	Updated: 8/16/2024

TEMPLETON CHINA WORLD FUND CALL CENTER OUTBOUND CALLING SCRIPT

Confirming the vote with the shareholder:

I am recording your vote (recap voting instructions for THE proposalS).

For confirmation purposes please state your full name.

(Pause for shareholder’s response)

According to our records, you reside in (city, state, zip code).

(Pause for shareholder’s response)

To ensure that we have the correct address for the letter confirming your vote, please state your street address.

(Pause for shareholder’s response)

Thank you. You will receive written confirmation of this vote within 3 to 5 business days. Upon receipt, please review and retain for your records. If you should have any questions, please call the toll-free number listed in the letter. Your vote is important and your time today is appreciated. Thank you and have a good (morning, afternoon, evening).

FOR MSFS and DA PURPOSES ONLY	Page 2 of 2	Updated: 8/16/2024

TEMPLETON CHINA WORLD FUND CALL CENTER VOICEMAIL MESSAGING SCRIPT

Hello.

I am calling on behalf of your current investment in the <<INSERT FUND NAME>>.

The Special Meeting of Shareholders is scheduled to take place on October 14, 2024 All shareholders are being asked to consider and vote on an important matter as set forth by the Board of Trustees. As of today your vote has not been registered.

Your vote is important.

Please contact us as soon as possible, toll-free at 1-888-904-4574, Monday through Friday between the hours of 10:00AM and 11:00PM Eastern time to cast your vote.

Thank you and have a good day.

FOR MSFS and DA PURPOSES ONLY	Updated: 8/16/2024